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                                  EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement dated August 7, 2001 to the Registration Statements (Form S-3 Nos. 333-43177 and 333-19801) and related Prospectuses of Health Care REIT, Inc. for the offering of $175,000,000 of notes and to the incorporation by reference therein of our report dated January 12, 2001, with respect to the consolidated financial statements and schedules of Health Care REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                             /s/ Ernst & Young LLP



Toledo, Ohio
August 7, 2001